SECOND AMENDMENT TO FUND

PARTICIPATION AGREEMENT

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This Second Amendment to Fund Participation Agreement (the “Amendment”) is entered into as of April 1, 2014, by and among Lord Abbett Series Fund, Inc. (the “Fund”), Lord Abbett Distributor LLC (the “Distributor”), Great-West Life & Annuity Insurance Company (“Great-West”) and Great-West Life & Annuity Insurance Company of New York (formerly First Great-West Life & Annuity) (“Great-West NY”) (Great West and Great West NY collectively referred to as “Company”) (each a “Party” and collectively the “Parties”).

WHEREAS, the Parties entered into a Fund Participation Agreement dated September 8, 2011 (the “Agreement”), as amended August 21, 2013, and the Parties now desire to amend the Agreement to add certain Separate Accounts that offer registered variable annuity contracts, and to provide for fee payments in connection the servicing connected therewith; and

WHEREAS, unless otherwise defined herein, capitalized terms used herein have the same meaning as in the Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants expressed herein, and pursuant to Section 12.10 of the Agreement, the Parties agree to amend the Agreement as follows:

1.   The fifth Recital of the Agreement is deleted in its entirety and replaced with the following new fifth Recital:

“WHEREAS, the Company has established or will establish one or more designated separate accounts (“Separate Accounts”) to offer certain registered variable annuity contracts (“VA Contracts”) and certain unregistered variable life contracts (“VL Contracts”) (VA Contracts and VL Contracts are collectively referred to as “Variable Contracts”) and is desirous of having the Fund as one of the underlying funding vehicles for such Variable Contracts; and”

2.   Schedule A to the Agreement is hereby deleted in its entirety and replaced with the attached new Schedule A.

3.   Section 3.1 of the Agreement is deleted in its entirety and replaced with the following new Section 3.1:

“3.1 The Fund shall pay the Company a shareholder service fee and an administrative service fee as set forth in the attached Schedule C of the Agreement. The Fund and the Distributor shall pay no other fee or compensation to the Company under this Agreement and the Company shall pay no fee or compensation to the Fund or the Distributor, except as made a part of this Agreement as it may be amended from time to time with the mutual consent of the Parties. All expenses incident to performance by each Party of its respective duties under this Agreement shall be paid by that Party, unless otherwise specified in Schedule B of this Agreement.”

3.   The attached new Schedule C is added to the Agreement.

4. In the event of any inconsistencies between the Agreement and the Amendment, the terms of the Amendment shall govern. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

LORD ABBETT SERIES FUND, INC.

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Vice President and Secretary

LORD ABBETT DISTRIBUTOR LLC, BY ITS MANAGING MEMBER, LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ Susan Gile
Name:	Susan Gile
Title:	V.P. Individual Markets

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

By:	/s/ Ron Laeyendecker
Name:	Ron Laeyendecker
Title:	Senior Vice President

(Schedule A to follow)

SCHEDULE A

SEPARATE ACCOUNTS

COLI VUL-7 Series Account of Great-West (VL Contracts)

COLI VUL-14 Series Account of Great-West (VL Contracts)

COLI VUL-1 Series Account of Great-West NY (VL Contracts)

Variable Annuity-1 Series Account of Great-West (VA Contracts)

Variable Annuity-2 Series Account of Great-West (VA Contracts)

Variable Annuity-1 Series Account of Great-West NY (VA Contracts)

Variable Annuity-2 Series Account of Great-West NY (VA Contracts)

(Schedule C to follow)

SCHEDULE C

VARIABLE CONTRACT FEES

The Fund shall pay the following fees to the Company in return for shareholder services and administrative (sub-accounting) services provided by Company relating shares of the Fund held in Variable Contracts Separate Accounts:

Shareholder Services Fee (non-Rule 12b-1): Annual rate of 0.25% of the average daily net asset value of shares of the Fund held by the Variable Contracts Separate Accounts.

Administrative Services Fee (sub-accounting fee): Annual rate of 0.10% of the average daily net asset value of shares of the Fund held by the Variable Contracts Separate Accounts. The above-referenced fees shall be calculated daily and paid quarterly. The average net value of shares of the Fund shall be calculated in accordance with the procedure set forth in the Fund’s current prospectus and statement of additional information. The Parties agree that the administrative services fee is for administrative services only and does not constitute payment in any manner for distribution services.

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